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                                                                      EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

(unaudited)

-Year ended December 31,-Pro Forma(b)
-1994-1995-1996-1997-1998-1999(a)-1999
--------------------------------------------------------------------------------
Fixed charges:-------
Interest expense on indebtedness-$231 -$824 -$887 -$1,435 -$2,410 -$3,038
-$3,185
Interest expense on portion of rent expense representative of interest-1,530 -1,689 -2,066 -3,340 -5,840 -14,184 -15,606


         Preferred stock dividends----------------27,944-27,944

-------
Total fixed charges-$1,761 -$2,513 -$2,953 -$4,775 -$8,250 - $45,166 -$46,735


-------
Earnings (loss):-------

Net income (loss) before provision for income taxes and minority interest-($6,372)-$1,284 -($8,768)-($84,632)-($3,841)-($381,884)-($110,175)
Fixed charges per above-1,761 -2,513 -2,953 -4,775 -8,250 - 45,166 -46,735

-------
Total earnings (loss)-($4,611)-$3,797 -($5,815)-($79,857)-$4,409
-($336,718)-($63,440)
-------

Ratio of earnings to fixed charges-(2.62)-1.51 -(1.97)-(16.73)-0.53
-(7.46)-(1.36)

-------

Coverage deficiency-($6,372)- -           -($8,768)-($84,632)-($3,841)-
($381,884)-($110,175)


(a)-
The amounts for the year ended December 31, 1999 include a charge for in process research and development for $350,503,000 recorded in connection with the merger with LeukoSite, Inc.
(b)-The pro forma amounts for the year ended December 31, 1999 gives effect to the merger with LeukoSite, Inc. as if it had occurred on January 1, 1999. The pro forma amounts exclude a charge for in process research and development for $350,503.


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